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Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
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	     OHIO CASUALTY CORPORATION ANNOUNCES EXPIRATION
    AND RESULTS OF REDEMPTION OF 5.00% CONVERTIBLE NOTES DUE 2022


FAIRFIELD, Ohio, May 4, 2005 - Ohio Casualty Corporation (the "Company") (NASDAQ: OCAS) today announced the completion of the redemption of its old 5.00% Convertible Notes due 2022 (CUSIP Nos. 677240AB9 and 677240AC7) (the "Old Notes") and its new 5.00% Convertible Notes due 2022 (CUSIP No. 677240AE3) (the "New Notes", and together with the Old Notes, the "Notes").

Pursuant to the terms of the Indentures between the Company and HSBC Bank USA dated March 25, 2005 (the "New Indenture") and March 19, 2002 (the "Old Indenture"), the Company paid $111.7 million in cash towards redemption of the Notes. The Company expects to deliver approximately 1.3 million common shares to holders who elected to convert their Old Notes. On or about June 15, 2005, the Company also expects to deliver cash and any common shares required by the net share settlement provision of the New Indenture to holders who elected to convert $10.6 million in par value of the New Notes.

Separately, the Company repurchased $35.8 million of the Old Notes on April 29, 2005 in unsolicited negotiated transactions prior to the redemption date.




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About Ohio Casualty Corporation:

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty companies that make up Ohio Casualty Groupr. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). Ohio Casualty Corporation trades on the Nasdaq National Market under the symbol OCAS.


Forward-Looking Statement

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Ohio Casualty from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Ohio Casualty's actual results may differ materially from those indicated or implied by such forward-looking statements.


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